REMINDER





                            February 3, 1997






   Dear Fellow Shareholders:

   Our February 25, 1997 Annual Meeting of Shareholders is rapidly approaching, and to date we have not received your proxy.

   We ask for your support in voting FOR Proposal 1, the election of directors; FOR Proposal 2, the appointment of independent accountants; and FOR Proposal 3, the approval of an amendment to the corporation's Restated Certificate of Incorporation increasing from 200,000,000 to 300,000,000 the number of authorized shares of common stock following our three-for-two stock split in 1995.

   You are once again cordially invited to attend the annual meeting of our company which will be held in the Stuyvesant Room of the Marriott East Side Hotel, Lexington Avenue at 49th Street, New York, New York, at 10:00 a.m. on February 25, 1997. Whether or not you attend, however,
   please return your proxy at this time.   The
   representation of your shares at our annual meeting is a great source of strength for your company.

                            Sincerely,



                            John A. Luke, Jr.
                            Chairman,  President and
                            Chief Executive Officer